Exhibit  10.1

MANAGEMENT AGREEMENT

THIS Management Agreement (the “Agreement”) is entered into as of the 1st day of November, 2010, (“Inception Date”) by and between Business Management Personnel, Inc. (“Business Management”) and RFFG, LLC (“RFFG”).  Business Management and RFFG are sometimes hereinafter collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, RFFG desires that Business Management provide, and Business Management has agreed to provide, certain services to RFFG beginning on the Inception Date of this agreement, hereof to assist RFFG in matters of management and operations with respect to RFFG’s and it’s affiliates’.

WHEREAS, Business Management and RFFG desire to set forth herein the terms under which the services will be provided.

NOW THEREFORE, inconsideration of the foregoing premises, the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. SERVICES

1.1 Nature of Services.  During the term of the Agreement, Business Management shall provide to RFFG those services listed in Exhibit A (the “Services”) with respect to RFFG’s Customers.  Business Management agrees during the term of this Agreement to provide the Services in accordance with the standard of performance set for the in Section 1.2 below.  In the event that following the Inception Date, a service not otherwise set forth on Exhibit A is deemed necessary by RFFG or Business Management, then Exhibit A shall be amended to include such services, so long as the Parties mutually agree upon the cost to be charged by Business Management for such services and so long as the resources exist at Business Management to provide such services after the Inception Date.

1.2 Standard of Performance.  Business Management will devote commercially reasonable efforts to deliver an industry accepted standard of performance, RFFG may, from time to time, evaluate and review Business Management’s performance hereunder, and Business Management will cooperate in any such evaluation and review.  The Parties will comply with all applicable federal, state and local laws, rules and regulations in all matters relating to the performance of this Agreement.  All Services will be delivered in a manner consistent with acceptable operating, accounting and reporting practices of the industry.  If any of the systems experience operating difficulties, Business Management will use its commercially reasonable efforts to promptly remedy such operating issues.

1.3 Required Personnel.  Business Management has designated Jerry Nalipa as RFFG’s primary contact and Jim Harlan as RFFG's secondary contact with respect to the Services; provided, however, that Business Management may at any time designate one or more individuals to replace either such contact and serve as RFFG’s primary and/or secondary contact.

Such designee(s) shall be responsible for ensuring that the Services are available to Business Management.  In addition, such designee(s) shall coordinate with RFFG to ensure that RFFG has access, as defined herein, to all computer systems, hardware and software that are required in connection with the delivery of the Services.  RFFG has designated Thomas Bean as Business Management’s primary contact and Kerry Brazzell as Business Management’s secondary contact with respect to the Services.

2. COMPENSATION

2.1 Fees.  For and in consideration of the Services, RFFG shall pay Business Management monthly fees that will average, on an annual basis, 6% of its gross revenues.  Fees may be adjusted up or down by mutual agreement of the parties to accommodate seasonal trends in revenues of RFFG.

3. TERM and TERMINATION

3.1 Term.  The term of this Services Agreement shall commence on the Inception Date and terminate on 180 days prior written notice by either Party.

4. INDEMNIFICATION

4.1 Indemnification by Business Management.  Business Management shall defend, indemnify and hold harmless RFFG and its directors, officers, employees and agent from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by Business Management or its agents, employee or representatives under this Agreement.

4.2 Indemnification by RFFG.  RFFG shall defend, indemnify and hold harmless Business Management and its directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by RFFG or its agents, employees or representatives under this Agreement.

5. MISCELLANEOUS

5.1 Non-Waiver.  The failure of any party to exercise any power or right under this Agreement or to insist on compliance with any obligation under this Agreement shall not waive the right of such party to demand full compliance with the terms of this Services Agreement.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or convenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.2 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

5.3 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

5.4 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Business Management may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Business Management nonetheless shall remain responsible for the performance of all of its obligations hereunder).

5.5 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.6 Headings.  The section headings contained in this Services Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Services Agreement.

5.7 Severability.  In the event any court holds one or more provisions of this Agreement void or unenforceable, the parties shall treat that clause or those clauses as separate to the minimum extent necessary and shall treat the remainder of this Agreement as valid and in full force and effect.  The terms of this Agreement shall be equitably adjusted to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses and to give effect to the Parties’ intent.

5.8 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally or by overnight delivery services or marked by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the relevant party at its address or facsimile number as follows:

If to Business Management:

With a copy to:

If to RFFG:

Thomas J. Bean at tom@tombean.org

Or in such other manner or to such other address or facsimile number as any party may provide to the other party in writing by proper notice.  All such notices and other communications shall be effective on the date of delivery, mailing or facsimile transmission, as the case may be.

5.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of  Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

5.10 Amendments.  No modification of any provision of the Agreement shall be valid unless the same shall be in writing and signed by the RFFG and Business Management.

5.11 Force Majeure.  Neither Business Management nor RFFG shall be liable or responsible for any delays in performance due to strikes, riots, acts of God, shortages of labor or materials, attacks, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Business Management or RFFG.

5.12 Construction.  The Parties have participated jointly in then negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Agreement.  Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The work “including” shall mean including without limitation.

5.13 Applicable Taxes.  RFFG shall be responsible for any taxes and assessments, including interest and penalties, which may be assessed or levied by any governmental entity applicable to this Agreement, on the services rendered hereunder or measured by payments made or wages paid hereunder or which are required to be collected by Business Management or remitted by Business Management to tax authorities as a result of this Agreement; provided, however, that RFFG shall not be responsible for any interest or penalties resulting from Business Management’s failure to forward tax funds to the applicable tax authority.  Such taxes include, but are not limited to sales, use, excise, business enterprise and gross receipts tax, but do not include taxes on the net income of RFFG or its employees.  This provision shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement on the date first written above.

BUSINESS MANAGEMENT PERSONNEL, INC.

By:	/s/ James R. Harlan

Title:	Chief Financial Officer

RFFG, LLC

By:	/s/ Thomas J. Bean

Thomas J. Bean, Manager